UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2025

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement and Investment Agreement

On October 8, 2025, TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with DEFJ, LLC, a Delaware limited liability company (“DEFJ”), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (“ABCJ”) (such transaction, the “Acquisition”). Prior to the Acquisition, ABCJ was a wholly owned subsidiary of DEFJ and an indirect wholly owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc., a listed entity on the Main Board of the Hong Kong Stock Exchange.

Under the terms of the Purchase Agreement, upon the consummation of the Acquisition, which occurred concurrently with the execution of the Purchase Agreement (the “Closing”), in exchange for all of the membership interests of ABCJ outstanding immediately prior to the Closing, the Company issued to DEFJ an aggregate of (i) 83,285 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which shares represented 9.99% of the shares of Common Stock outstanding immediately prior to the Closing, and (ii) 1,152.9568 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) (as described below). In addition, the Company has agreed to make up to $95,000,000 in contingent milestone payments to DEFJ upon the achievement of certain milestones. Each share of Series A Preferred Stock is convertible into 10,000 shares of Common Stock, as described below. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation (as defined and described below). The Acquisition is intended to be treated as a taxable exchange for U.S. federal income tax purposes.

Concurrently with the Acquisition, on October 8, 2025, the Company entered into an Investment Agreement (the “Investment Agreement”) with DEFJ. Pursuant to the Investment Agreement, DEFJ agreed to purchase, and the Company agreed to issue and sell in a private placement, an aggregate of 223.7337 shares of Series B Non-Voting Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), for a price per share of $11.1740, for an aggregate purchase price of approximately $25 million, consisting of a cash subscription amount of approximately $20 million and a promissory note (the “Promissory Note”) in the aggregate principal amount of approximately $5 million (the “Investment”). The Promissory Note has a principal amount of approximately $5 million and accrues interest at a rate of 4% per annum, calculated as simple interest on a 365-day year. The principal and accrued but unpaid interest are due and payable on January 1, 2026 and secured by 44.7467 shares of the Series B Preferred Stock issued to DEFJ. Each share of Series B Preferred Stock is convertible into 10,000 shares of Common Stock, as described below. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred Stock are set forth in the Certificate of Designation. The closing of the Investment is expected to occur on or around October 8, 2025.

Tungsten Advisors (through its broker-dealer, Finalis Securities LLC) (“Tungsten”) acted as the financial advisor to the Company in connection with the Acquisition and as placement agent for the Company in connection with the Investment. As partial compensation for services rendered by Tungsten, the Company issued to Tungsten and its affiliates and designees an aggregate of 59.2255 shares of Series A Preferred Stock.

The Board of Directors of the Company (the “Board”) unanimously approved the Purchase Agreement, the Investment Agreement and the related transactions, and the consummation of the Acquisition and the Investment was not subject to approval by the Company’s stockholders. Pursuant to the Purchase Agreement, the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of the shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”) and (ii) the approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal” and, together with the Conversion Proposal, the “Meeting Proposals”). In connection with these matters, the Company has agreed to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) within 30 days following receipt by the Company of all of the financial statements required to be delivered pursuant to Section 4.14 and Section 4.2(e) of the Purchase Agreement.

Reference is made to the description of the Preferred Stock and summary of the Certificate of Designation in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

The foregoing descriptions of the Acquisition, the Investment, the Purchase Agreement and the Investment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and Investment Agreement, copies of which are filed as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Purchase Agreement and the Investment Agreement have been filed herewith to provide investors and securityholders with information regarding their terms. They are not intended to provide any other factual information about the Company, on the one hand, or DEFJ, ABCJ or OpCo (as defined in the Purchase Agreement), on the other hand. The Purchase Agreement and the Investment Agreement contain representations, warranties and covenants that the Company and DEFJ made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Purchase Agreement and the Investment Agreement between the Company and DEFJ and may be subject to important qualifications and limitations agreed to by the Company and DEFJ in connection with negotiating their terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement and the Investment Agreement. Further, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or around the Closing, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Equiniti Trust Company, LLC as rights agent (the “Rights Agent”), pursuant to which each holder of Common Stock as of as of 5:00 p.m. Eastern Time on October 20, 2025, including those holders receiving shares of Common Stock in connection with the Acquisition, is entitled to one contractual contingent value right (each, a “CVR”) issued by the Company, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Common Stock held by such holder as of such time. The CVR Agreement has a term of seven years.

When issued, each CVR will entitle the holders thereof (the “Holders”), in the aggregate, to 50% of the Net Proceeds (as defined in the CVR Agreement) from any Upfront Payment (as defined in the CVR Agreement) or Milestone Payment (as defined in the CVR Agreement) received by the Company in a given calendar quarter.

The distributions in respect of the CVRs that become payable will be made on a quarterly basis and will be subject to a number of deductions, subject to certain exceptions or limitations, including but not limited to certain taxes and certain out-of-pocket expenses incurred by the Company.

Under the CVR Agreement, the Rights Agent has, and Holders of at least 40% of the CVRs then-outstanding have, certain rights to audit and enforcement on behalf of all Holders. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than as permitted pursuant to the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a copy of which is included as Exhibit B to the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On October 8, 2025, in connection with the Acquisition and Investment, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with DEFJ. Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a resale registration statement with the SEC within 75 calendar days following the closing of the Acquisition and the Investment with respect to the shares of Common Stock and the Common Stock underlying the Preferred Stock issued to DEFJ pursuant to the Acquisition and the Investment, as well as the Common Stock underlying the up to 28.4291 shares of Series A Preferred Stock issuable to DEFJ as a one-time payment-in-kind dividend as set forth in the Certificate of Designation described below. The Company will use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. In addition, the Company granted certain demand and piggy-back registration rights to DEFJ.

The Company has also agreed, among other things, to indemnify DEFJ and its partners, members, directors, officers, stockholders, legal counsel, accountants and underwriters and each Person who controls any such holder or underwriter (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Repurchase Agreement

On October 8, 2025, in connection with the Acquisition, the Company entered into a Repurchase Agreement (the “Repurchase Agreement”) with DEFJ. The Repurchase Agreement provides that DEFJ has the right, but not an obligation, to, upon the occurrence of certain events after the Closing, exercise an option to acquire all of the Company’s and its subsidiaries’ rights in and to the membership interests of ABCJ from the Company, in accordance with the terms and conditions of the Repurchase Agreement.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 8, 2025, the Company completed its acquisition of DEFJ. The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Pursuant to the Purchase Agreement and Investment Agreement, the Company issued shares of Common Stock and Preferred Stock to DEFJ, which represented that it was an “accredited investor,” as defined in Regulation D of the Securities Act, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Such issuances were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

The shares of Common Stock and Preferred Stock issued in the Acquisition and the Investment have not been registered under the Securities Act and none of such Securities may be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any of the exhibits attached hereto will constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock, Preferred Stock or any other securities of the Company.

Item 3.03	Material Modification to Rights of Securityholders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On October 6, 2025, upon the recommendation of the Nominating and Corporate Governance Committee, the Board elected Elizabeth Czerepak to the Board, effective October 8, 2025. Ms. Czerepak will serve with a term expiring at the Company’s annual meeting of stockholders to be held in 2026, at which time she is expected to stand for election by the Company’s stockholders, or until her earlier death, resignation or removal. The Board determined that Ms. Czerepak is an independent director as that term is defined by the SEC and the Nasdaq Stock Market, LLC.

Since April 2024, Ms. Czerepak has served as the Chief Financial Officer at Mirror Biologics, Inc., a private, clinical-stage company focused on cell-based oncology therapies, where she also served as Acting Chief Executive Officer between July 2024 and May 2025. Since February 2020, Ms. Czerepak has also served as a member of the board of directors of Delcath Systems Inc., a public, interventional oncology company focused on the treatment of primary and metastatic liver cancers. From May 2022 to November 2023, she served as the Chief Financial Officer at Sorrento Therapeutics, Inc., a clinical stage biopharmaceutical company focused on developing oncology, non-opioid pain, and Covid therapies, where she served as a member of the board of directors from October 2021 to May 2022. In February 2023, Sorrento announced it commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code and in November 2023 entered into a court-approved asset sale. From May 2022 to September 2023, Ms. Czerepak also served as Chief Financial Officer at Scilex Holding Company, a commercial pharmaceutical company focused on developing and commercializing non-opioid pain therapies. She continued to serve as consultant to Scilex until September 2024. Prior to that, from September 2020 to May 2022, she served as Chief Financial Officer at BeyondSpring Inc., a global biopharmaceutical company focused on developing innovative immuno-oncology cancer therapies. She received a B.A. magna cum laude in Spanish and Mathematics Education from Marshall University and an M.B.A. from Rutgers University. She is a registered securities representative (series 7 and 8) and received a corporate director certificate from the Harvard Business School Executive Education in 2020.

As a non-employee director, Ms. Czerepak will receive cash and equity compensation for her Board service pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Ms. Czerepak and any other person pursuant to which Ms. Czerepak was selected as a director, and there are no transactions between Ms. Czerepak and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Ms. Czerepak in connection with her appointment to the Board which is in substantially the same form as that entered into with the existing directors of the Company.

Board Committees

On October 6, 2025, the Board accepted Philippe Calais’s resignation as chairperson of the Company’s Audit Committee and as a member of the Company’s Compensation Committee. The Board then appointed Ms. Czerepak to serve as a member and chairperson of the Audit Committee, until her successor is duly elected and qualified, or until her earlier death, resignation or removal, or until otherwise determined by the Board.

CEO Appointment and One-Time Bonuses

On October 6, 2025, the Board accepted Thomas Fitzgerald’s resignation as Interim Chief Executive Officer of the Company and appointed Dr. Calais as Chief Executive Officer. Mr. Fitzgerald will continue serving as Chief Financial Officer of the Company and Director. In connection with the change to his role, the Board approved an adjusted annual base salary of $440,000 for Mr. Fitzgerald, and Mr. Fitzgerald will be eligible for an annual cash incentive bonus target of 30% of his base salary. The Board also approved a one-time transaction bonus payment of $250,000 to each of Dr. Calais and Mr. Fitzgerald, effective as of the Closing.

In connection with Dr. Calais’s new role, the Company entered into an Employment Agreement (the “Calais Employment Agreement”) with Dr. Calais, effective October 8, 2025 (the “Effective Date”). The Calais Employment Agreement provides for an annual base salary of $555,000, and Dr. Calais will be eligible for an annual cash incentive bonus target of at least 50% of his base salary. In addition, subject to Board approval, Dr. Calais will receive a stock option to purchase a number of shares of Common Stock equal to 4% of the Company’s capitalization on a fully diluted basis, to be granted as soon as reasonably practicable after the Effective Date. The term of such option will be 10 years, and subject to any vesting acceleration rights Dr. Calais may have, the option will vest as to 25% of the total shares subject to the option on the 12-month anniversary of the Effective Date, and as to 1/48th of the total shares subject to the option on the corresponding day of each month thereafter (and if there is no corresponding day, the last day of the month), so that the option will be fully vested and exercisable four years from the Effective Date, subject to Dr. Calais’s continued services to the Company through each vesting date.

Pursuant to the Calais Employment Agreement, in the event that Dr. Calais’s employment is terminated by the Company without “cause” or he resigns for “good reason,” as each such term is defined in the Calais Employment Agreement, subject to his execution and non-revocation of a separation agreement, including a general release of claims, Dr. Calais shall be entitled to receive (i) semi-monthly continuing payments of severance pay at a rate equal to his base salary, as then in effect, for 12 months following the date of his termination and (ii) a pro-rated annual bonus for the fiscal year in which Dr. Calais terminates employment equal to (x) the annual bonus that Dr. Calais would have received based on actual performance for such fiscal year if Dr. Calais had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Dr. Calais was in the employ of the Company during the fiscal year including the date of termination and the denominator of which is 365, multiplied by (z) 1.0, which, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Dr. Calais terminated employment, but no later than March 15th of the calendar year following the calendar year in which Dr. Calais terminated employment. In addition, if Dr. Calais’s employment is terminated by the Company without cause or he resigns for good reason, the Company shall reimburse the premiums for his health, medical and dental insurance, including those incurred under COBRA, until the earlier of (A) 12 months following the date of termination, (B) the date upon which Dr. Calais and/or his eligible dependents become covered under similar plans, or (C) the date upon which Dr. Calais is (or his eligible dependents are) no longer eligible for COBRA coverage.

In lieu of the severance payments and benefits set forth above, if Dr. Calais’s employment is terminated by the Company without cause or Dr. Calais resigns for good reason and such termination or resignation occurs within six months prior to or 24 months following a “change in control,” as defined in the Calais Employment Agreement, absent the Company obtaining an agreement from any successor to assume the Calais Employment Agreement (which assumption shall be subject to Dr. Calais’s consent) and subject to his execution of a separation agreement, including a general release of claims, Dr. Calais shall be entitled to:

•              a lump sum payment equal to the sum of 18 months of Dr. Calais’s base salary plus a pro-rated annual bonus for the fiscal year in which Dr. Calais terminates employment equal to (x) the annual bonus that Dr. Calais would have received based on the greater of actual or target performance for such fiscal year if Dr. Calais had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Dr. Calais was in the employ of the Company during the fiscal year including the date of termination and the denominator of which is 365, multiplied by (z) 1.5, which shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Dr. Calais terminated employment, but no later than March 15th of the calendar year following the calendar year in which Dr. Calais terminated employment;

•              vesting in full of any unvested and outstanding equity awards as of the date of termination; and

•              reimbursement by the Company for any expenses incurred by Dr. Calais for his health, medical and dental insurance under COBRA, until the earlier of (i) 18 months following the date of termination, (ii) the date upon which Dr. Calais and/or his eligible dependents become covered under similar plans, or (iii) the date upon which Dr. Calais is (or his eligible dependents are) no longer eligible for COBRA coverage.

The foregoing description of the Calais Employment Agreement is only a summary and is qualified in its entirety by the Calais Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2025.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation

On October 8, 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock and Series B Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with the Acquisition and the Investment referenced in Item 1.01 above. The Certificate of Designation provides for the designation of shares of the Preferred Stock.

Holders of Preferred Stock are entitled to receive dividends on shares of Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined in the Certificate of Designation), equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of Common Stock payable in the form of Common Stock) actually paid on shares of Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on the shares of Common Stock; provided, however, that in no event are holders of Preferred Stock entitled to receive the “rights” distributed pursuant to the CVR Agreement, or any amounts paid under the CVR Agreement. In addition, holders of Series A Preferred Stock shall be entitled to receive, and the Company shall pay, payment-in-kind dividends on each share of Series A Preferred Stock, accruing at a rate equal to 5% per annum payable in shares of Series A Preferred Stock on the date that is the earlier of 180 days after the date of the original issuance of such Series A Preferred Stock or the date of stockholder approval of the Meeting Proposals.

Except as otherwise required by law, the Preferred Stock does not have voting rights. However, as long as any shares of Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Charter or Bylaws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock, regardless of whether any of the foregoing actions are by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Preferred Stock, or increase or decrease (other than by conversion) the number of authorized shares of Preferred Stock, (iii) prior to the Stockholder Approval (as defined in the Certificate of Designation) or at any time while at least 30% of the originally issued Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.

The Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily.

Each share of Series A Preferred Stock then outstanding shall be convertible, at any time and from time to time following the earlier to occur of: (i) 5:00 p.m. Eastern Time on the third Business Day after the date that the Stockholder Approval is obtained and (ii) the delisting of the Common Stock from Nasdaq. Each share of Series B Preferred Stock then outstanding shall be convertible, at any time and from time to time following the earliest to occur of: (i) April 8, 2026, (ii) the effectiveness date of a registration statement covering the resale of the Common Stock issuable upon conversion of the Series B Preferred Stock, (iii) 5:00 p.m. Eastern Time on the third business day after the Stockholder Approval is obtained, and (iv) the delisting of the Common Stock from Nasdaq, in each case at the option of the holder thereof, into a number of shares of Common Stock based upon the applicable conversion ratio, subject in all cases to any applicable Beneficial Ownership Limitation (as defined in the Certificate of Designation). Notwithstanding the foregoing, prior to receipt by the Company of the Stockholder Approval, the Company shall not be required to effect any conversion to the extent that such conversion would cause the Company to violate the listing rules of the Nasdaq Stock Market.

The Company shall not effect any conversion of any share of Preferred Stock, to the extent that, after giving effect to such attempted conversion, such stockholder would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation, which shall initially be set at 9.99% for each holder. Holders may adjust or waive the Beneficial Ownership Limitation upon written notice to the Company upon the earlier of (i) the receipt of the Stockholder Approval and (ii) the consummation of a Fundamental Transaction.

The foregoing description of the Preferred Stock and the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Press Release

On October 8, 2025, the Company issued a press release announcing the transactions described in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On October 8, 2025, the Company posted a presentation to its website that may be used by the Company from time to time with investors, analysts, collaborators, vendors or other third parties. A copy of the presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release and the presentation attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired

The financial statements required by this Item 9.01, with respect to the Acquisition described in Item 2.01 herein, are expected to be filed by amendment as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

(b) Pro forma financial information

The pro forma financial information required by this Item 9.01, with respect to the Acquisition described in Item 2.01 herein, is expected to be filed by amendment as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

Forward Looking Statements

Any statements in this Current Report on Form 8-K about the future expectations, plans and prospects of the Company, including without limitation, statements regarding: the Acquisition, the Investment, stockholder approval of the conversion of Preferred Stock and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to those set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its subsequent Quarterly Reports on Form 10-Q, and in other filings made with the SEC. In addition, any forward-looking statements included in this Current Report on Form 8-K represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this Current Report on Form 8-K unless required by law.

Important Information About the Acquisition and Where to Find It

The Company expects to file a proxy statement with the SEC relating to the Meeting Proposals. The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and securityholders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Meeting Proposals as they become available because they will contain important information about the Purchase Agreement, the Investment Agreement and the related transactions and the Meeting Proposals to be voted upon. Investors and securityholders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

The Company, DEFJ and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Acquisition. Information regarding the Company’s directors and executive officers is available in the Company’s Definitive Proxy Statement filed with the SEC on July 15, 2025 under “Proposal No. 1 - Election of Directors” and in this Current Report on Form 8-K. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

(d)       Exhibits.

Exhibit Number	Description
2.1*	Membership Interest Purchase Agreement, dated October 8, 2025, relating to ABCJ, LLC by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

3.1	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock and Series B Non-Voting Convertible Preferred Stock of TransCode Therapeutics, Inc., dated October 8, 2025.

4.1*	Registration Rights Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

10.1*	Investment Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

10.2	Repurchase Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

99.1	Press Release of TransCode Therapeutics, Inc., dated October 8, 2025 (furnished herewith).

99.2	Presentation, dated October 8 , 2025 (furnished herewith).

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCODE THERAPEUTICS, INC.

	By:	/s/ Thomas A. Fitzgerald
	Name:	Thomas A. Fitzgerald
	Title:	Chief Financial Officer and Secretary
October 8, 2025